NEWS RELEASE

The Hartford Reports Third Quarter 2016 Net Income Per Diluted Share Of $1.12 And Core Earnings Per Diluted Share* Of $1.06, Up 24% And 23%, Respectively

•	Net income of $438 million and core earnings* of $413 million increased 15% and 13%, respectively, from third quarter 2015

•
Commercial Lines combined ratio of 93.9, a 0.6 point improvement from third quarter 2015; combined ratio before catastrophes and prior accident year loss reserve development (PYD)* was 90.0, a 1.0 point improvement over third quarter 2015

•	Personal Lines combined ratio of 100.2, a 0.9 point improvement from third quarter 2015; combined ratio before catastrophes and PYD was 96.1, a 0.5 point deterioration from third quarter 2015

•	Book value per diluted share of $48.30, up 12% from Dec. 31, 2015; book value per diluted share excluding accumulated other comprehensive income (AOCI)* was $45.74, up 5%

•	Board of directors authorized new equity repurchase plan expiring Dec. 31, 2017 for $1.3 billion and declared a quarterly common dividend increase of 10% to $0.23 per share

•	During third quarter 2016, the company repurchased 8.4 million common shares for a total of $350 million under the $4.375 billion authorization expiring Dec. 31, 2016

HARTFORD, Conn., Oct. 27, 2016 – The Hartford (NYSE:HIG) reported net income of $438 million in third quarter 2016, an increase of 15% from third quarter 2015. Core earnings was $413 million in third quarter 2016, an increase of 13% from third quarter 2015.

Third quarter 2016 net income per diluted share was $1.12 and core earnings per diluted share was $1.06, increases of 24% and 23%, respectively, compared with $0.90 and $0.86 in third quarter 2015. The increases resulted from higher net income and core earnings compared with third quarter 2015, combined with an 8% decrease in weighted average diluted common shares outstanding. During the past four quarters, the company repurchased 34.5 million common shares for a total of $1.5 billion.
*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).

The Hartford announced today that its board of directors authorized a new $1.3 billion equity repurchase plan for common shares. The new program, which is effective Oct. 31, 2016 and expires Dec. 31, 2017, is in addition to the company’s current $4.375 billion equity repurchase plan, which expires on Dec. 31, 2016 and has approximately $195 million remaining as of Oct. 26, 2016.

The board also declared a quarterly dividend of $0.23 per share of common stock, payable on Jan. 3, 2017, to shareholders of record at the close of business on Dec. 1, 2016. This represents an increase of $0.02 per share, or 10%, over the prior quarterly dividend.

"The Hartford delivered solid overall third quarter results, achieving strong margins and investment results, including higher limited partnership returns," said The Hartford's Chairman and CEO Christopher Swift. "We were also pleased to announce a new $1.3 billion equity repurchase plan as well as a 10 percent increase in our quarterly dividend, reflecting our strong balance sheet, capital generation and financial flexibility. I am particularly pleased with results in Commercial Lines, where pricing and retention trends are sound, contributing to a 1 point improvement in the combined ratio before catastrophes and prior year development. In Personal Lines, we continue to execute automobile profitability improvement initiatives including aggressive pricing and underwriting actions. While personal automobile results remain challenged, I am confident that our initiatives will improve results over the coming quarters."

The Hartford's President Doug Elliot added, "Commercial Lines and Group Benefits each generated strong results this quarter. Small Commercial results were superb, with stable renewal written pricing, strong retention and disciplined new business growth. Middle Market margins improved as we continued to focus on profitability over growth due to the sustained competitive environment. Group Benefits disability trends continue to be favorable, resulting in a very solid core earnings margin* of 5.6 percent, despite continued pressure on group life severity."

CONSOLIDATED FINANCIAL RESULTS SUMMARY

As summarized in the table below, the $57 million increase in third quarter 2016 net income compared with third quarter 2015 was primarily due to a change to net realized capital gains, after-tax and deferred policy acquisition costs (DAC), higher net investment income and a lower unlock charge in third quarter 2016, partially offset by a $60 million income tax benefit in third quarter 2015. The income tax benefit in third quarter 2015 was related to a reduction of the deferred tax valuation allowance on capital loss carryovers; there was no similar income tax benefit in third quarter 2016. Third quarter 2016 net realized capital gains, after-tax and DAC, were $36 million compared with a net realized capital loss, after-tax and DAC, of $27 million in third quarter 2015. Net investment income increased $30 million, after-tax, compared with third quarter 2015 primarily due to a $48 million, after-tax, increase in investment income from limited partnerships and other alternative investments (LPs). The unlock charge, after-tax, in third quarter 2016 declined to $9 million, after-tax, from $33 million, after-tax, in third quarter 2015.

The $49 million increase in core earnings was primarily due to higher net investment income and property and casualty (P&C) underwriting results. P&C underwriting gain* increased $15 million, after-tax, from third quarter 2015 primarily due to improved underwriting results in Commercial Lines.

($ in millions except per share data)	Three Months Ended
	Sep 30 2016	Sep 30 2015	Change¹
Net income	$438	$381	15%
Less: Unlock charge, before tax	(13)	(49)	73%
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(13)	(49)	73%
Less: Restructuring and other costs, before tax	—	(4)	100%
Less: Net reinsurance gain on dispositions, before tax	—	20	(100)%
Less: Income tax benefit, including amounts related to before tax items excluded from core earnings	51	90	(43)%
Less: Income from discontinued operations, after-tax	—	9	(100)%
Core earnings	$413	$364	13%
Weighted average diluted common shares outstanding	390.5	423.0	(8)%
Net income per diluted share²	$1.12	$0.90	24%
Core earnings per diluted share²	$1.06	$0.86	23%
Select operating data:
Net investment income	$772	$730	6%
Annualized investment yield, before tax, excluding LPs	4.1%	4.2%	(0.1)
Combined ratio by segment:
Commercial Lines	93.9	94.5	0.6
Personal Lines	100.2	101.1	0.9
P&C combined ratio	96.5	97.3	0.8
Impact of catastrophes and PYD on combined ratio	3.9	4.3	0.4
P&C combined ratio before catastrophes and PYD	92.5	93.0	0.5
Group Benefits net income margin	6.7%	4.9%	1.8
Group Benefits core earnings margin	5.6%	5.5%	0.1
Book value per diluted share	$48.30	$43.32	11%
Book value per diluted share (ex. AOCI)	$45.74	$42.99	6%
ROE - Net income[3]	7.6%	8.9%	(1.3)
ROE - Net income, excluding Talcott Resolution[3]	10.8%	10.3%	0.5
ROE - Core earnings*[3]	7.6%	9.1%	(1.5)
ROE - Core earnings, excluding Talcott Resolution*[3]	9.1%	10.5%	(1.4)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3]	Calculated based on last 12-months net income and core earnings

The table below summarizes other items that increased (decreased) third quarter 2016 net income and core earnings compared with third quarter 2015.

	Three Months Ended
($ in millions except per share data)	Sep 30 2016		Sep 30 2015		Change
	Net income	Core earnings	Net income	Core earnings	Net income	Core earnings
PYD, after-tax	$(16)	$(16)	$(24)	$(24)	$8	$8
Unlock benefit (charge), after-tax	(9)	—	(33)	—	24	—
Net investment income on LPs, after-tax	60	60	12	12	48	48
Reduction in deferred tax valuation allowance	—	—	60	—	(60)	—
Estimated net gain on sale of Hartford Financial Products International Limited (HFPI), after-tax	6	—	—	—	6	—
Net realized capital gains (losses), after-tax and DAC, excluded from core earnings and excluding estimated after-tax net gain on HFPI sale	27	—	(30)	—	57	—
Net increase (decrease)	$68	$44	$(15)	$(12)	$83	$56
Per diluted share	$0.17	$0.11	$(0.04)	$(0.03)	$0.21	$0.14

Current accident year catastrophe losses, after-tax	$52	$52	$49	$49	$(3)	$(3)
SEGMENT RESULTS

	Three Months Ended
($ in millions)	Sep 30 2016		Sep 30 2015		Change
	Net income	Core earnings	Net income	Core earnings	Net income	Core earnings
P&C segments:
Commercial Lines	$272	$247	$211	$216	$61	$31
Personal Lines	29	25	19	17	10	8
P&C Other Operations	31	19	16	18	15	1
Property & Casualty	332	291	246	251	86	40
Group Benefits	62	51	42	47	20	4
Mutual Funds	21	21	22	22	(1)	(1)
Sub-total	415	363	310	320	105	43
Talcott Resolution	78	104	74	107	4	(3)
Corporate	(55)	(54)	(3)	(63)	(52)	9
Total	$438	$413	$381	$364	$57	$49

COMMERCIAL LINES

($ in millions)	Three Months Ended
	Sep 30 2016	Sep 30 2015	Change
Net income	$272	$211	29%
Core earnings	$247	$216	14%
Underwriting gain	$103	$90	14%
Net investment income	$239	$208	15%
Combined ratio	93.9	94.5	0.6
Small Commercial	89.0	88.0	(1.0)
Middle Market	99.4	102.5	3.1
Specialty Commercial	94.0	81.5	(12.5)
Impact of catastrophes and PYD on combined ratio	3.9	3.5	(0.4)
Combined ratio before catastrophes and PYD	90.0	91.0	1.0
Small Commercial	86.8	86.8	—
Middle Market	93.1	93.8	0.7
Specialty Commercial	93.7	99.1	5.4
Written premiums	$1,673	$1,639	2%
Standard Commercial renewal written pricing increases	2%	2%	—

Commercial Lines net income in third quarter 2016 increased to $272 million from $211 million in third quarter 2015 and core earnings rose to $247 million from $216 million. The increase in net income was due to third quarter 2016 net realized capital gains, after-tax, of $25 million compared with net realized capital losses, after-tax, of $12 million in third quarter 2015, as well as higher net investment income and better underwriting results. The growth in core earnings resulted primarily from a $22 million, after-tax, increase in net investment income and an $8 million, after-tax, increase in underwriting gain. The increase in net investment income was largely the result of higher investment income on LPs.

Commercial Lines underwriting gain was $103 million, before tax, in third quarter 2016 for a combined ratio of 93.9 compared with third quarter 2015 underwriting gain of $90 million, before tax, for a combined ratio of 94.5. The $13 million, before tax, improvement in underwriting gain and the 0.6 point improvement in the combined ratio reflects lower unfavorable PYD, higher earned premiums and lower expenses, partially offset by higher catastrophe losses. Third quarter 2016 net unfavorable PYD was $22 million, before tax, or 1.3 points on the combined ratio, compared with third quarter 2015 unfavorable PYD of $50 million, before tax, or 3.0 points on the combined ratio. The net unfavorable PYD in third quarter 2016 resulted primarily from the commercial automobile liability line of business, which had unfavorable PYD of $18 million, before tax. Catastrophe losses were $43 million, before tax, or 2.6 points on the combined ratio, in third quarter 2016 and were primarily comprised of wind and hail events compared with $8 million, before tax, or 0.5 point on the combined ratio, in third quarter 2015.

Excluding catastrophes and PYD, third quarter 2016 underwriting gain improved compared with third quarter 2015 due to better results in workers' compensation and lower expenses, partially offset by higher commercial automobile losses. The combined ratio before catastrophes and PYD was 90.0 in third quarter 2016, an improvement of 1.0 point from 91.0 in third quarter 2015.

Small Commercial combined ratio for third quarter 2016 was 89.0, a deterioration of 1.0 point from 88.0 in third quarter 2015, principally due to higher losses on catastrophes, commercial automobile liability and package business, partially offset by improvement in workers' compensation and lower underwriting expenses. The combined ratio before catastrophes and PYD for Small Commercial was 86.8 in third quarter 2016, flat with third quarter 2015.

Middle Market combined ratio for third quarter 2016 was 99.4, an improvement of 3.1 points from 102.5 in third quarter 2015, primarily due to lower unfavorable PYD, improved workers' compensation results and lower underwriting expenses, partially offset by higher catastrophe and non-catastrophe property losses, and higher current accident year commercial auto losses. The Middle Market combined ratio before catastrophes and PYD was 93.1, a 0.7 point improvement from third quarter 2015.

Specialty Commercial combined ratio for third quarter 2016 was 94.0, a deterioration of 12.5 points from 81.5 in third quarter 2015 due to lower favorable PYD, partially offset by better current accident year results in National Accounts, Financial Products and Bond. The Specialty Commercial combined ratio before catastrophes and PYD was 93.7, a 5.4 point improvement from third quarter 2015.

Third quarter 2016 Commercial Lines written premiums were $1,673 million, an increase of 2% from third quarter 2015 reflecting 5% growth in Small Commercial, partially offset by a 1% decline in Middle Market and a 4% decline in Specialty Commercial. The growth in Small Commercial includes the acquisition of excess and surplus company Maxum Specialty Insurance Group, which closed in late July 2016.

Third quarter 2016 Standard Commercial renewal written price increases averaged 2%, resulting from a 3% increase in Small Commercial and a 1% increase in Middle Market, exclusive of specialty programs and livestock lines of business.

PERSONAL LINES

($ in millions)	Three Months Ended
	Sep 30 2016	Sep 30 2015	Change
Net income	$29	$19	53%
Core earnings	$25	$17	47%
Underwriting loss	$(2)	$(11)	82%
Net investment income	$35	$29	21%
Combined ratio	100.2	101.1	0.9
Automobile	104.8	100.4	(4.4)
Homeowners	89.2	105.5	16.3
Impact of catastrophes and PYD on combined ratio	4.1	5.6	1.5
Combined ratio before catastrophes and PYD	96.1	95.6	(0.5)
Automobile	103.1	101.6	(1.5)
Homeowners	79.6	82.4	2.8
Written premiums	$1,000	$1,034	(3)%
Renewal written pricing increases
Automobile	7%	6%	1.0
Homeowners	10%	8%	2.0

Personal Lines net income in third quarter 2016 increased to $29 million from $19 million in third quarter 2015 and core earnings in third quarter 2016 increased to $25 million from $17 million in third quarter 2015. The improved results were primarily due to a lower underwriting loss and higher net investment income compared with third quarter 2015. The company launched multiple personal automobile profitability improvement initiatives over the last year. These initiatives cover a broad range of actions, including pricing, underwriting, agency management and expenses.

Third quarter 2016 underwriting loss was $2 million, before tax, for a combined ratio of 100.2, compared with third quarter 2015 underwriting loss of $11 million, before tax, for a combined ratio of 101.1. The improvements in underwriting loss and combined ratio compared with third quarter 2015 were due to reduced catastrophe losses and underwriting expenses, partially offset by higher current accident year personal automobile losses and slightly unfavorable PYD compared with favorable PYD in third quarter 2015. Third quarter 2016 PYD was an unfavorable $3 million, before tax, or 0.3 point on the combined ratio, compared with a favorable $14 million, before tax, or 1.4 points on the combined ratio, in third quarter 2015. Catastrophe losses decreased to $37 million, before tax, or 3.8 points on the combined ratio, from $68 million, before tax, or 7.0 points on the combined ratio, in third quarter 2015. Underwriting expenses, including DAC amortization, declined by $29 million, before tax, resulting in a 3.0 point reduction in the expense ratio to 22.8 in third quarter 2016 from 25.8 in third quarter 2015.

Third quarter 2016 combined ratio before catastrophes and PYD was 96.1, a 0.5 point deterioration from third quarter 2015, reflecting higher current accident year personal automobile losses largely offset by lower expenses. Auto frequency and severity trends in third quarter 2016 were generally consistent with the first half of 2016, resulting in higher losses compared with third quarter 2015. If fourth quarter 2016 auto frequency and severity trends remain at the levels experienced during the first nine months of 2016, the company expects that the full year 2016 automobile combined ratio before catastrophes and PYD would be at the high end of the outlook range of 101 to 103 provided in July 2016, resulting in the full year 2016 Personal Lines segment combined ratio before catastrophes and PYD being at the high end of the July 2016 outlook range of 93 to 94.

Third quarter 2016 Personal Lines written premiums were $1,000 million, a decline of 3% compared with third quarter 2015, reflecting the impact of lower retention in the AARP Agency and Other Agency channels and lower new business as a result of profitability improvement initiatives over the past year, including price increases. Renewal written price increases in third quarter 2016 averaged 7% in automobile and 10% in homeowners, 1 point higher than in third quarter 2015 for automobile and 2 points higher for homeowners.

Written premiums decreased 20% in the non-AARP member Agency distribution channel, while the AARP Direct and AARP Agency channels were flat. Third quarter 2016 personal automobile new business premium declined 36% in AARP Direct, 29% in AARP Agency and 45% in Other Agency for a total decrease of 37% compared with third quarter 2015. Homeowners new business written premium declined 38%.

GROUP BENEFITS

($ in millions)	Three Months Ended
	Sep 30 2016	Sep 30 2015	Change
Net income	$62	$42	48%
Core earnings	$51	$47	9%
Net income margin	6.7%	4.9%	1.8
Core earnings margin	5.6%	5.5%	0.1
Net investment income	$95	$91	4%
Fully insured ongoing premiums[1]	$792	$751	5%
Group life loss ratio	80.0	73.4	(6.6)
Group disability loss ratio	79.4	80.9	1.5
Total loss ratio	79.1	76.8	(2.3)
Expense ratio	24.4	26.8	2.4

[1]	Fully insured ongoing premiums exclude buyout premiums and premium equivalents

Group Benefits net income in third quarter 2016 was $62 million, an increase from $42 million in third quarter 2015, primarily driven by higher net realized capital gains. The net income margin increased to 6.7% compared with 4.9% in third quarter 2015. Core earnings increased to $51 million in third quarter 2016 from $47 million in third quarter 2015 due to higher earned premiums, lower group disability losses and reduced expenses, partially offset by higher group life losses. The core earnings margin increased to 5.6% in third quarter 2016 from 5.5% in third quarter 2015.

Third quarter 2016 total loss ratio was 79.1%, 2.3 points higher than third quarter 2015. The higher total loss ratio was principally due to a 6.6 point increase in the group life loss ratio resulting from higher group life claims severity. Slightly offsetting this deterioration was a 1.5 point improvement in the group disability loss ratio driven by increased pricing and improved incidence trends. In addition, the expense ratio improved 2.4 points from third quarter 2015 reflecting the increase in premium and lower operating expenses.

Third quarter 2016 fully insured ongoing premiums were $792 million, up 5% from third quarter 2015 , reflecting strong persistency and increased pricing. Third quarter 2016 fully insured ongoing sales of $61 million were flat compared with third quarter 2015.

TALCOTT RESOLUTION

($ in millions)	Three Months Ended
	Sep 30 2016	Sep 30 2015	Change
Net income	$78	$74	5%
Less: Unlock charge, before tax	(13)	(49)	73%
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(28)	(22)	(27)%
Less: Net reinsurance gain on dispositions, before tax	—	20	(100)%
Less: Income tax benefit on items not included in core earnings	15	16	(6)%
Less: Income from discontinued operations, after-tax	—	2	(100)%
Core earnings	$104	$107	(3)%
Variable annuity contract count (in thousands)	557	618	(10)%
Fixed annuity and other contract count (in thousands)	123	130	(5)%

Talcott Resolution net income in third quarter 2016 was $78 million, a 5% increase from third quarter 2015, primarily due to a lower unlock charge that was partially offset by a reinsurance gain on dispositions in third quarter 2015.

Third quarter 2016 core earnings in Talcott Resolution were $104 million, a 3% decrease from $107 million in third quarter 2015. The decline of $3 million was due to lower fee income due to the runoff of the annuity block and lower net investment income from fixed maturities, which were almost entirely offset by higher net investment income from LPs and reduced expenses. Talcott Resolution net investment income from LPs totaled $31 million, after-tax, in third quarter 2016 compared with $6 million, after-tax, in third quarter 2015.

Variable annuity and fixed annuity contract counts as of Sept. 30, 2016 both declined 2% from June 30, 2016 and declined 10% and 5%, respectively, from Sept. 30, 2015. The decline in contract counts reflects normal surrender activity and the impact of the company’s most recent fixed annuity contractholder initiative, which ended in November 2015.

MUTUAL FUNDS

Mutual Funds net income in third quarter 2016 was $21 million, down 5% from $22 million in third quarter 2015 due to lower investment management fees resulting from a mix shift to lower-fee mutual funds. In addition, net income decreased as a result of higher expenses primarily due to the acquisition of Lattice Strategies, LLC. Lattice Strategies is an investment management firm and provider of strategic beta exchange traded funds with approximately $200 million of assets under management (AUM).

Average total Mutual Funds segment AUM increased to $93.0 billion at the end of third quarter 2016 compared with $92.4 billion at the end of third quarter 2015, primarily due to market appreciation that was largely offset by the continued runoff of Talcott Resolution. Mutual Funds segment AUM before Talcott Resolution was up 9% to $78.1 billion from Sept. 30, 2015.

CORPORATE

Corporate net loss in third quarter 2016 was $55 million compared with a net loss of $3 million in third quarter 2015. The $52 million, after-tax, increase in net loss was primarily due to a third quarter 2015 income tax benefit of $60 million related to the reduction of the deferred tax valuation allowance on capital loss carryovers.

Corporate core losses were $54 million in third quarter 2016, a $9 million improvement from core losses of $63 million in third quarter 2015 due to lower interest expense and other expenses compared with third quarter 2015.

INVESTMENTS

($ in millions before tax)	Three Months Ended
	Sep 30 2016	Sep 30 2015	Change
Total investments	$73,719	$74,405	(1)%
Net investment income	$772	$730	6%
Net investment income from LPs	$93	$22	NM
Net impairment losses, including mortgage loan loss reserves	$(14)	$(39)	(64)%
Annualized investment yield[1]	4.5%	4.1%	0.4
Annualized investment yield from LPs	15.2%	2.9%	12.3
Annualized investment yield, excluding LPs	4.1%	4.2%	(0.1)

[1]
Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement and securities lending collateral, if any, and derivatives book value

Total investments decreased 1% to $73.7 billion at Sept. 30, 2016 compared with $74.4 billion at Sept. 30, 2015. The decrease in total investments reflects the continued runoff of Talcott Resolution and the transfer of investments to assets held for sale related to the pending sale of Hartford Financial Products International Limited (HFPI), partially offset by an increase in fair value of fixed maturities due to the significant decline in interest rates and tightening of credit spreads compared with Sept. 30, 2015.

Third quarter 2016 net investment income totaled $772 million, before tax, a 6% increase from third quarter 2015, principally due to higher investment income from LPs. Investment income from LPs totaled $93 million, before tax, in third quarter 2016 compared with $22 million, before tax, in third quarter 2015. The increase was largely due to improved hedge fund results compared with losses in third quarter 2015, as well as an increase in private equity funds. Excluding the impact of LPs, net investment income was down 4% compared with third quarter 2015.

Third quarter 2016 annualized investment yield increased to 4.5%, before tax, from 4.1%, before tax, in third quarter 2015 primarily due to higher investment income from LPs. Third quarter 2016 annualized investment returns from LPs was 15.2%, before tax, compared with 2.9%, before tax, in third quarter 2015. Third quarter 2016 annualized investment yield, excluding LPs was 4.1%, before tax, slightly lower than 4.2% in third quarter 2015 as low reinvestment rates and lower non-routine income impacted the total annualized investment yield.

The credit performance of the investment portfolio remained strong in third quarter 2016, with net impairment losses including mortgage loan loss reserves totaling $14 million, before tax, compared with $39 million, before tax, in third quarter 2015.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Sep 30, 2016	Dec 31 2015	Change
Stockholders' equity	$18,658	$17,642	6%
Stockholders' equity (ex. AOCI)	$17,671	$17,971	(2)%
Book value per diluted share	$48.30	$42.96	12%
Book value per diluted share (ex. AOCI)	$45.74	$43.76	5%
Common shares outstanding	379.6	401.8	(6)%
Common shares outstanding and dilutive potential common shares	386.3	410.7	(6)%

The Hartford’s stockholders’ equity was $18.7 billion as of Sept. 30, 2016, a 6% increase from $17.6 billion as of Dec. 31, 2015. The increase was largely due to a $1.3 billion increase in AOCI from Dec. 31, 2015, which largely reflects the impact of lower interest rates and tighter credit spreads on the fair value of the company's fixed income investment portfolio. Partially offsetting the increase in AOCI was the impact of the company's common share repurchases of $1,050 million and common share dividends of $245 million during the first nine months of 2016, which exceeded net income of $977 million.

Excluding AOCI, stockholders' equity was $17.7 billion as of Sept. 30, 2016, a 2% decrease compared with Dec. 31, 2015, as the company's common share repurchases and common share dividends exceeded net income for the first nine months of 2016.

Common shares outstanding at Sept. 30, 2016 decreased 6% from Dec. 31, 2015 to 379.6 million due to the repurchase of 24.6 million common shares during the period, slightly offset by the issuance of shares for stock-based compensation awards. Common shares outstanding and dilutive potential common shares as of Sept. 30, 2016 decreased 6% from Dec. 31, 2015 to 386.3 million due to share repurchases, slightly offset by stock-based compensation awards and the conversion of warrant shares into common equity.

The company's 2014-2016 capital management plan authorized $4.375 billion for equity repurchases from Jan. 1, 2014 through Dec. 31, 2016. As of Oct. 26, 2016, the company has repurchased $4.180 billion of common shares and warrants, including $85 million of common shares since Sept. 30, 2016, leaving approximately $195 million for equity repurchases through Dec. 31, 2016.

Today, the company's board of directors approved a $1.3 billion equity repurchase authorization for the period commencing Oct. 31, 2016 through Dec. 31, 2017. The new $1.3 billion authorization is in addition to the company’s prior equity repurchase plan.

Book value per diluted share was $48.30 as of Sept. 30, 2016, up 12% compared with Dec. 31, 2015, as a result of a 6% increase in stockholders' equity primarily due to the increase in AOCI during the first nine months of 2016 and the 6% decrease in common shares outstanding and dilutive potential common shares.

Excluding AOCI, book value per diluted share as of Sept. 30, 2016 rose 5% to $45.74 from $43.76 as of Dec. 31, 2015. The increase in book value per diluted share, excluding AOCI, was due to a 6% decrease in common shares outstanding and dilutive potential common shares, partially offset by a 2% decrease in stockholders' equity, excluding AOCI.

CONFERENCE CALL
The Hartford will discuss its third quarter 2016 financial results in a webcast at 9 a.m. EDT on Friday, Oct. 28, 2016. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at https://ir.thehartford.com.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2016, and the Third Quarter 2016 Financial Results Presentation, both of which are available at https://ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

Media Contacts                    Investor Contacts
Michelle Loxton                    Sabra Purtill, CFA
860-547-7413                        860-547-8691
michelle.loxton@thehartford.com            sabra.purtill@thehartford.com

Matthew Sturdevant                    Sean Rourke
860-547-8664                        860-547-5688
matthew.sturdevant@thehartford.com        sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,677	$980	$—	$792	$—	$35	$—	$3,484
Fee income	—	—	—	20	178	233	1	432
Net investment income	239	35	31	95	—	366	6	772
Other revenues	24	—	—	—	—	—	—	24
Net realized capital gains (losses)	39	5	(47)	19	—	(32)	(1)	(17)
Total revenues	1,979	1,020	(16)	926	178	602	6	4,695
Benefits, losses, and loss adjustment expenses	1,034	759	—	642	—	345	—	2,780
Amortization of DAC	243	86	—	8	6	60	—	403
Insurance operating costs and other expenses	316	135	5	190	141	105	6	898
Interest expense	—	—	—	—	—	—	86	86
Total benefits and expenses	1,593	980	5	840	147	510	92	4,167
Income (loss) before income taxes	386	40	(21)	86	31	92	(86)	528
Income tax expense (benefit)	114	11	(52)	24	10	14	(31)	90
Net income (loss)	272	29	31	62	21	78	(55)	438
Less: Unlock charge, before tax	—	—	—	—	—	(13)	—	(13)
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	39	5	(47)	17	—	(28)	1	(13)
Less: Income tax benefit (expense)	(14)	(1)	59	(6)	—	15	(2)	51
Core earnings (losses)	$247	$25	$19	$51	$21	$104	$(54)	$413

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2015
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,647	$977	$1	$752	$—	$27	$—	$3,404
Fee income	—	—	—	17	182	248	1	448
Net investment income	208	29	30	91	—	367	5	730
Other revenues	24	—	—	—	—	—	—	24
Net realized capital gains (losses)	(18)	4	(2)	(6)	—	(19)	(3)	(44)
Total revenues	1,861	1,010	29	854	182	623	3	4,562
Benefits, losses, and loss adjustment expenses	1,010	736	1	591	—	372	—	2,710
Amortization of DAC	239	90	—	8	5	92	—	434
Insurance operating costs and other expenses	325	163	6	198	143	123	9	967
Interest expense	—	—	—	—	—	—	88	88
Loss on extinguishment of debt	—	—	—	—	—	—	—	—
Net reinsurance gain on dispositions	—	—	—	—	—	(20)	—	(20)
Restructuring and other costs	—	—	—	—	—	—	4	4
Total benefits and expenses	1,574	989	7	797	148	567	101	4,183
Income (loss) before income taxes	287	21	22	57	34	56	(98)	379
Income tax expense (benefit)	83	2	6	15	12	(16)	(95)	7
Net income (loss)	211	19	16	42	22	74	(3)	381
Less: Unlock charge, before tax	—	—	—	—	—	(49)	—	(49)
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	(16)	3	(2)	(7)	—	(22)	(5)	(49)
Less: Restructuring and other costs, before tax	—	—	—		—	—	(4)	(4)
Less: Loss on extinguishment of debt, before tax	—	—	—	—	—	—	—	—
Less: Net reinsurance gain on dispositions, before tax	—	—	—	—	—	20	—	20
Less: Income tax benefit (expense)	4	(1)	—	2	—	16	69	90
Less: Income from discontinued operations, after-tax	7	—	—	—	—	2	—	9
Core earnings (losses)	$216	$17	$18	$47	$22	$107	$(63)	$364

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2016, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted share is the most directly comparable GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Sep 30 2016	Dec 31 2015	Change
Book value per diluted share, including AOCI	$48.30	$42.96	12%
Less: Per diluted share impact of AOCI	$2.56	$(0.80)	NM
Book value per diluted share, excluding AOCI	$45.74	$43.76	5%

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior year development (PYD) (also referred to as Current Accident Year (CAY) combined ratio before catastrophes) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD for individual reporting segments can be found in this press release under the headings Commercial Lines and Personal Lines.
Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets, unearned revenue reserves and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended Sept. 30, 2016 and 2015, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Sept. 30, 2016.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Sept. 30, 2016 and 2015, is set forth below.

	Three Months Ended
Margin	9/30/2016	9/30/2015	Change
Net income margin	6.7%	4.9%	1.8
Less: Effect of net capital realized gains, net of tax on after-tax margin	1.1%	(0.6)%	1.7
Core earnings margin	5.6%	5.5%	0.1

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended Sept. 30, 2016 and 2015 is provided in the table below.

	Three Months Ended
	Sep 30 2016	Sep 30 2015	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income per share	$1.12	$0.90	24%
Less: Unlock benefit, before tax	(0.03)	(0.12)	75%
Less: Net realized capital gains after DAC, excluded from core earnings, before tax	(0.03)	(0.12)	75%
Less: Restructuring and other costs, before tax	—	(0.01)	100%
Less: Net reinsurance gain on dispositions, before tax	—	0.05	(100)%
Less: Income tax benefit (expense) on items excluded from core earnings	0.12	0.22	(45)%
Less: Income from discontinued operations, after-tax	—	0.02	(100)%
Core earnings per share	$1.06	$0.86	23%

Return on Equity - Core Earnings: The company provides different measures of the return on stockholders' equity (“ROE”). ROE - Net income is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. ROE - Core earnings is calculated based on non-GAAP financial measures. ROE - Core earnings is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. ROE - Net income is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of ROE - Core earnings to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.

A reconciliation of Consolidated ROE - Net income to Consolidated ROE - Core earnings is set forth below.

	Last Twelve Months Ended
	Sep 30 2016	Sep 30 2015
ROE - Net income (loss)	7.6%	8.9%
Less: Unlock benefit (charge), before tax	0.4%	0.3%
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	(1.3)%	(0.3)%
Less: Restructuring and other costs, before tax	—%	(0.2)%
Less: Loss on extinguishment of debt, before tax	—%	(0.1)%
Less: Net reinsurance gain on dispositions, before tax	—%	0.3%
Less: Pension settlement, before tax	—%	(0.7)%
Less: Income tax benefit (expense)	1.1%	0.6%
Less: Income from discontinued operations, after-tax	—%	0.2%
Less: Impact of AOCI, excluded from Core ROE	(0.2)%	(0.3)%
ROE - Core earnings (losses)	7.6%	9.1%

A reconciliation of Consolidated ROE - Net income, excluding Talcott Resolution to Consolidated ROE - Core earnings, excluding Talcott Resolution is set forth below.

	Last Twelve Months Ended
	Sep 30 2016	Sep 30 2015
ROE - Net income (excluding Talcott Resolution)	10.8%	10.3%
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	—%	—%
Less: Restructuring and other costs, before tax	0.2%	(0.4)%
Less: Loss on extinguishment of debt, before tax	—%	(0.2)%
Less: Pension settlement, before tax	—%	(1.1)%
Less: Income tax benefit (expense)	1.2%	1.1%
Less: Income from discontinued operations, after-tax	—%	0.1%
Less: Impact of AOCI, excluded from Core ROE	0.3%	0.3%
ROE - Core earnings (excluding Talcott Resolution)	9.1%	10.5%

Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended Sept. 30, 2016 and 2015, is set forth below.

	Three Months Ended
	Sep 30 2016	Sep 30 2015
Commercial Lines
Net income	$272	$211
Add: Income tax expense	114	83
Less: Other income	(3)	1
Less: Net realized capital gains (losses)	39	(18)
Less: Net investment income	239	208
Less: Net servicing income	8	6
Less: Income from discontinued operations, after-tax	—	7
Underwriting gain	$103	$90

Personal Lines
Net income (loss)	$29	$19
Add: Income tax expense (benefit)	11	2
Less: Other income	2	(1)
Less: Net realized capital gains (losses)	5	4
Less: Net investment income	35	29
Less: Net servicing income	—	—
Underwriting gain (loss)	$(2)	$(11)

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Market and Political Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market conditions, financial impacts relating to the referendum vote on June 23, 2016 by the United Kingdom to leave the European Union, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our runoff annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our runoff annuity block;

market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, commodities prices and implied volatility levels; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;

Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;

Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the uncertain effects of emerging claim and coverage issues; actions by our competitors, many of which are larger or have greater financial resources than we do; technology changes, such as usage-based methods of determining premiums, advancement in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; volatility in our statutory and United States ("U.S.") GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value;

Regulatory and Legal Risks: the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010,

and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements;

Other Strategic and Operational Risks: risks associated with the runoff of our Talcott Resolution business; the risks, challenges and uncertainties associated with our capital management plan, including as a result of changes in our financial position and earnings, share price, capital position, legal restrictions, other investment opportunities, and other factors; the risks, challenges and uncertainties associated with our expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing and similar third-party relationships; and the company’s ability to protect its intellectual property and defend against claims of infringement.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.